February 13, 2019
Richard J. Doleshek
Re: Restricted Stock Awards
Dear Richard:

This letter confirms the agreement of QEP Resources, Inc. (the "Company") relating to the outstanding awards of restricted stock ("Restricted Shares") that were previously (or that may in the future be) granted to you under the Company's equity compensation plans, including the Company's 2010 Long-Term Stock Incentive Plan and the Company's 2018 Long-Term Incentive Plan.
In consideration of your efforts and service to the Company and its affiliates, the Company hereby agrees that if you remain continuously employed with the Company through January 31, 2020 (the "Special Retention Date"), then in the event of your voluntary retirement from the Company on or after the Special Retention Date, all of your unvested Restricted Shares shall fully vest and shall be non-forfeitable, effective as of immediately prior to your retirement, provided that you sign and do not revoke a release of claims in favor of the Company on the Company's standard employee separation form.
You acknowledge that as of the Special Retention Date, your outstanding Restricted Shares will no longer be considered subject to a "substantial risk of forfeiture" and will be taxable to you as of the Special Retention Date. Therefore the tax withholding provisions set forth in the applicable restricted stock award agreements (the "Award Agreements") will apply as of the Special Retention Date in accordance with their terms.
Except as expressly amended hereby, the provisions of the Award Agreements shall remain unchanged and in full force and effect in accordance with their terms. This letter shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation, separation or otherwise), in the same manner and to the same extent that the Company would be obligated under this letter if no succession had taken place
Thank you for your hard work and contributions to the Company.

QEP RESOURCES, INC.

	By	/s/ Timothy J. Cutt
Timothy J. Cutt
President & CEO

ACCEPTED AND AGREED TO this 19th day of February, 2019.

By	/s/ Richard J. Doleshek
Richard J. Doleshek